21622 Plummer Street
Chatsworth, CA 91311
chad		Toll Free: 800.423.8870
THERAPEUTICS		Phone: 818.882.0883
Innovative Respiratory Solutions	FOR IMMEDIATE RELEASE	Main Fax: 818.882.1809
Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 826 - 5051
www.CHADtherapeutics.com		info@BerkmanAssociates.com

CHAD Therapeutics
Reports Fourth Quarter and Fiscal 2007 Results

CHATSWORTH, California, June 29, 2007 . . . CHAD Therapeutics, Inc. (AMEX:CTU) today reported financial results for the fourth quarter and fiscal year ended March 31, 2007, and provided an update on its strategic direction and new product development programs.

Oxygen Product Update

“We have undertaken a comprehensive effort to reduce costs of existing products through international outsourcing and have developed new products with improved margin potential. We expect these initiatives to contribute to improved margins beginning in the current fiscal year. Examples of new products with higher margin potential include our BONSAITM pneumatic conserver, an important addition to CHAD’s extensive line of oxygen conserving devices, and our OMNI line, our next-generation oxygen transfilling system. A significant upgrade to CHAD’s pioneering TOTAL O2® Home Oxygen Delivery System, our OMNI line meets the needs of a broader range of oxygen patients than ever before and gives homecare providers a powerful tool to reduce operating costs.

“While the new Medicare rule establishing a separate payment class for portable oxygen transfilling equipment has stimulated interest in our products, the impact of the latest change in home oxygen reimbursement — competitive bidding — is still uncertain. The good news is that competitive bidding is now underway in ten major cities. The winning bids will be announced later this year and go into effect on April 1, 2008. This should go a long way toward improving visibility on reimbursement rates and, we believe, stimulating demand for our products. We strongly believe that the most cost-effective products will prevail in the long run, and that CHAD’s transfilling systems are the most cost-effective means to provide both stationary and portable oxygen to home oxygen patients,” said President and CEO Earl Yager.

Sleep Product Update

“We currently expect to submit the first 510(k) application to the FDA this summer and receive marketing clearance this fall for our initial proprietary diagnostic product for the sleep disorder market, and plan to launch our first commercial sleep product immediately thereafter. More than 10 million people in the U.S. alone are estimated to have a sleep disorder, and we believe our unique products will position CHAD to succeed in this large and rapidly growing market.

“As described in detail in our press release on November 14, 2006, our sleep products offer many innovative, patentable features and capabilities that distinguish them from the competition. For example, our diagnostic device for performing unattended sleep studies, including at-home studies, is intended to enable ear, nose & throat specialists, pediatricians and primary care physicians to diagnose sleep disorders for the first time. Our therapeutic device will monitor and control the left and right nasal airflows individually for improved comfort throughout respiration, which we believe should to better compliance by patients with our device as compared to devices currently on the market.” Yager said.

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CHAD Therapeutics Reports Fourth Quarter and Fiscal 2007 Results
June 29, 2007
Page Two

“We currently are negotiating and hope soon to close a financing to provide additional funding for the sleep product roll-out and to enhance our working capital,” Yager said.

Fourth Quarter Results

For the three months ended March 31, 2007, revenue declined to $4,215,000 from $5,177,000 for the fourth quarter of fiscal 2006, reflecting continued price pressure and lower domestic and international sales of oxygen conservers and transfilling systems.

The net loss for the fourth quarter of fiscal 2007 was $2,556,000, or $0.26 per diluted share, which included an increase in inventory reserve of $185,000 and an income tax charge of $1,445,000 for the establishment of a full valuation reserve for the Company’s deferred tax assets. This compares to a net loss for the fourth quarter of fiscal 2006 of $460,000, or $0.05 per diluted share.

Working capital was approximately $7.3 million at March 31, 2007, including cash and cash equivalents of $375,000. This compares to working capital of approximately $9.8 million and cash and cash equivalents of $935,000 at March 31, 2006. The Company had no debt at March 31, 2007.

Fiscal Year Results

For the fiscal year ended March 31, 2007, revenue declined to $18,981,000 from $22,354,000 for fiscal 2006, largely for the reasons described above. The net loss for fiscal 2007 was $3,414,000, or $0.34 per diluted share, compared to a net loss for fiscal 2006 of $673,000 or $0.07 per diluted share.

About CHAD Therapeutics

CHAD Therapeutics, Inc. develops, produces and markets respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.chadtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the potential loss of one of our major customers upon whom we depend for a material portion of our business, increased competition and continuing downward pressure on prices for certain of our products, the potential introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect homecare providers, the terms of any distribution agreement which may be negotiated with respect to our transfill systems or our sleep products, and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. The projected timing for the introduction of new products may be delayed as a result of unforeseen difficulties encountered in the design, manufacture and quality testing for such products. The Company has limited design and manufacturing resources and it relies to a significant extent upon independent contractors for the development of products for the sleep disorder market. As a result, the Company may have more difficulty ensuring adherence to projected timetables for the introduction of such products. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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	CHAD THERAPEUTICS, INC.
	CONDENSED STATEMENTS OF OPERATIONS
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2007	2006	2007		2006
			$		$
Net sales	$4,215,000	$5,177,000		18,981,000		22,354,000
Cost of sales	3,401,000	3,919,000		13,677,000		15,113,000

Gross profit	814,000	1,258,000		5,304,000		7,241,000

Costs and expenses:
Selling, general and administrative	1,519,000	1,687,000		6,323,000		6,788,000
Research and development	412,000	372,000		1,466,000		1,574,000

Total costs and expenses	1,931,000	2,059,000		7,789,000		8,362,000

Operating income (loss)	(1,117,000)	(801,000)		(2,485,000)		(1,121,000)
Other income, net	6,000	(6,000)		63,000		17,000

Earnings (loss) before income taxes	(1,111,000)	(807,000)		(2,422,000)		(1,104,000)
Income tax expense (benefit)	1,445,000	(347,000)		992,000		(431,000)

Net earnings (loss)	$(2,556,000)	$(460,000)		$(3,414,000)		$(673,000)

Earnings (loss) per share:
Basic	$(0.26)	$(0.05)		$(0.34)		$(0.07)
Diluted	$(0.26)	$(0.05)		$(0.34)		$(0.07)

Weighted shares outstanding:
Basic	10,173,000	10,158,000		10,170,000		10,146,000
Diluted	10,173,000	10,158,000		10,170,000		10,146,000

			}
CHAD THEREAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
	March 31,
	2007		2006
Assets
Current assets:
Cash		$375,000	$935,000
Accounts receivable, net		2,376,000	3,220,000
Income taxes refundable		291,000	383,000
Inventories, net		6,557,000	6,381,000
Prepaid expenses and other assets		321,000	178,000
Deferred income taxes		—	666,000

Total current assets		9,920,000	11,763,000

Property, plant and equipment, net		685,000	950,000
Intangible assets, net		1,107,000	972,000
Deferred income taxes		—	600,000
Other assets		36,000	71,000

	$
Total Assets		11,748,000	$14,356,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable		$1,282,000	$522,000
Accrued expenses		1,372,000	1,435,000

Total current liabilities		2,654,000	1,957,000
Capital lease obligation, net of current portion		—	4,000

Total liabilities		2,654,000	1,961,000
Shareholders’ equity:
Common shares, .01 par value, authorized 40,000,000
shares, 10,180,000 and 10,158,000 issued and outstanding		13,526,000	13,413,000
Accumulated deficit		(4,432,000)	(1,018,000)

Net shareholders' equity		9,094,000	12,395,000

	$
Total Liabilities and Shareholders' Equity		11,748,000	$14,356,000